As filed with the Securities and Exchange Commission on July 10, 2002

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IXYS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0140882-5
(State of Incorporation)	(I.R.S. Employer Identification No.)

3540 BASSETT STREET
SANTA CLARA, CALIFORNIA 95054-2704
(408) 982-0700

(Address of principal executive offices)

C.P. Clare Corporation Non-Qualified Stock Option Plan
CP Clare Corporation 1995 Stock Option and Incentive Plan

(Full title of the plans)

ARNOLD P. AGBAYANI
SENIOR VICE PRESIDENT, FINANCE
AND CHIEF FINANCIAL OFFICER
IXYS CORPORATION
3540 BASSETT STREET
SANTA CLARA, CALIFORNIA 95054-2704
(408) 982-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Suzanne Sawochka Hooper, Esq.
Luke J. Bergstrom, Esq.
Cooley Godward LLP
3175 Hanover Street
Palo Alto, CA 94301-1130
(650) 843-5000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities		Offering	Aggregate	Amount of
to be Registered(1)	Amount to be Registered(2)	Price per Share(3)	Offering Price(3)	Registration Fee

Common Stock, par value $0.01 per share	992,293 shares	$14.24	$14,130,252	$1,299.98

(1)	Clare, Inc. (“Clare”) is a Massachusetts corporation and a wholly-owned subsidiary of IXYS Corporation (the “Registrant). In connection with the merger of Clare with a wholly-owned subsidiary of Registrant, the outstanding options issued under the C.P. Clare Corporation Non-Qualified Stock Option Plan and the CP Clare Corporation 1995 Stock Option and Incentive Plan (the “Clare Plans”) were assumed by Registrant and converted into options to acquire shares of Registrant’s Common Stock.

(2)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(3)	Estimated solely for the purpose of calculating the registration fee of this offering pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and aggregate offering price are based on the weighted average exercise price of the shares of Registrant’s Common Stock issuable pursuant to the Clare Plans in accordance with Rule 457(h)(1) of the Securities Act. The following chart illustrates the calculation of the registration fee:

	Number of Shares	Offering Price Per Share(3)	Aggregate Offering Price(3)

C.P. Clare Corporation Non-Qualified Stock Option Plan	90,838	$18.43	$1,674,144

CP Clare Corporation 1995 Stock Option and Incentive Plan	901,455	$1.02-$50.12	$12,456,108

	992,293

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DESCRIPTION OF SECURITIES
INTERESTS OF NAMED EXPERTS AND COUNSEL
INDEMNIFICATION OF DIRECTORS AND OFFICERS
EXEMPTION FROM REGISTRATION CLAIMED
UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 99.1
EXHIBIT 99.2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by IXYS Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

     (a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002, including all material incorporated by reference therein;

     (b)  The Registrant’s Current Reports on Forms 8-K filed with the Commission on April 25, 2002, May 20, 2002, June 7, 2002 and June 17, 2002;

     (c)  The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, as filed with the Commission, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

     (d)  All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

     Not applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits indemnification of a corporation’s officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Article XI, Section 43 of the Registrant’s amended and restated bylaws provides that the Registrant will indemnify its directors to the fullest extent not prohibited by the Delaware General Corporation Law or other applicable law. The Registrant’s bylaws provide that the Registrant has the power, but is not required, to indemnify its employees and other agents as set forth in the Delaware General Corporation Law or other applicable law. The rights to indemnity under the Registrant’s bylaws continue as to a person who has ceased to be a director and inure to the benefit of the heirs, executors and administrators of the person. Expenses incurred by a director in defending any threatened or current civil, criminal, administrative or investigative action, suit or proceeding brought or threatened to be brought against the director by reason of the fact that he or she is or was director of the Registrant (or was serving at the Registrant’s request as a director or executive officer of another corporation or entity) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon request from the director and, if required by Delaware General Corporation Law, receipt of an undertaking by or on behalf of such director to repay any advanced amounts if it shall ultimately be determined that he or she is not entitled under Section 43 of the Registrant’s bylaws to be indemnified by the Registrant. Unless otherwise provided for in contracts between the Registrant and its officers, the Registrant is prohibited from advancing funds to officers if the Registrant determines that the facts known to the Registrant at the time of determination clearly and convincingly demonstrate that the officer acted in bad faith or in a manner that the officer did not believe to be in or not opposed to the best interests of the Registrant.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VII of the Registrant’s Amended and Restated certificate incorporation provides that its directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with for the benefit of its directors and certain of its executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for: claims for an accounting of profits from the purchase or sale of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act; conduct that the Registrant determines was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct; conduct that is established by a final judgment as constituting a breach of the duty of loyalty to the Registrant or resulting in any personal profit or advantage to the director or officer to which the director or officer was not legally entitled; any expenses for which payment is actually made to the director or officer under an insurance policy or indemnity clause, bylaw or agreement; any expenses or actions for which indemnification is not lawful; or expenses in connection with any proceeding (or part thereof) initiated by the director or officer against the Registrant or its directors, officers, employees or other agents, unless indemnification is expressly required to be made by law, the proceeding was authorized by the Registrant’s board of directors, the indemnification is provided by the Registrant pursuant to the powers vested in the Registrant by Delaware law, or the proceeding is initiated to enforce the director’s or officer’s rights under the indemnification agreement. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant a statement or statements that reasonably evidences such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. The Registrant’s obligations under the indemnification agreements continue for as long as the director or officer is a director, officer, employee or other agent of the Registrant (or is serving at the Registrant’s request as a director or executive officer of another corporation or entity) and, after termination of the director’s or officer’s relationship with the Registrant, for so long as the director or officer shall be subject to any possible claim or action, suit or proceeding by reason of the fact that Agent was serving in the capacity referred to herein.

The Registrant has purchased directors’ and officers’ liability insurance.

EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

EXHIBITS

Exhibit
Number

5.1	Opinion of Cooley Godward LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement
24	Power of Attorney is contained on the signature page
99.1	CP Clare Corporation 1995 Stock Option and Incentive Plan
99.2	C.P. Clare Corporation Non-Qualified Stock Option Plan

UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

     (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.

     (b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 9th day of July, 2002.

IXYS CORPORATION
By:	/s/ Nathan Zommer Nathan Zommer President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nathan Zommer and Arnold P. Agbayani, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nathan Zommer Nathan Zommer	President, Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2002

/s/ Arnold P. Agbayani Arnold P. Agbayani	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 9, 2002

/s/ Andreas Hartmann Andreas Hartmann	Director	July 9, 2002

/s/ Samuel Kory Samuel Kory	Director	July 9, 2002

/s/ S. Joon Lee S. Joon Lee	Director	July 9, 2002

/s/ Donald L. Feucht Donald L. Feucht	Director	July 9, 2002

/s/ Larry Mihalchik Larry Mihalchik	Director	July 9, 2002

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Cooley Godward LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement
24	Power of Attorney is contained on the signature page
99.1	CP Clare Corporation 1995 Stock Option and Incentive Plan
99.2	C.P. Clare Corporation Non-Qualified Stock Option Plan